At close of business on June 24, 2011, the Fund acquired all of the net assets of NVIT
Worldwide Leaders Fund, a series of the Trust, pursuant to a plan of reorganization approved by (i) the Board of Trustees at a meeting held on September 14, 2010, and
(ii) shareholders of NVIT Worldwide Leaders Fund at a meeting held on June 20, 2011.
The purpose of the reorganization was to combine funds managed by NFA that had comparable investment objectives and strategies. The reorganization was accomplished by a tax free exchange of 2,201,678 shares of the Fund, valued at $19,653,206, for the assets of NVIT Worldwide Leaders Fund. The investment portfolio of NVIT Worldwide
Leaders Fund, with a fair value and identified cost of $18,822,979 and $18,185,421, respectively at June 24, 2011, was the principal asset acquired by the Fund. The net assets of the Fund immediately before the acquisition were $97,308,881. The combined net assets of the Fund immediately following the acquisition were $116,962,087. For financial reporting purposes, assets received and shares issued by the Fund were recorded at fair current values; however, the cost basis of the investments received was carried forward to align ongoing reporting of the Fund's realized and unrealized gains and losses with amounts distributable to shareholders for tax purposes.

The following pro forma information for the period ended June 30, 2011 is provided as though the reorganization had been completed on January 1, 2011, the beginning of the semi-annual reporting period of the Fund:
* Net investment income/loss $1,294,485;
* Net gain/loss on investments $17,720,350;
* Net change in unrealized appreciation/depreciation $3,813,787; and
* Net increase/decrease in net assets resulting from operations $5,108,272.
Because the Fund's combined investment portfolio has been managed as a single integrated portfolio since the reorganization was completed, it is not practicable to separate the amounts of revenue and earnings of NVIT Worldwide Leaders Fund that have been included in the Fund's Statement of Operations since June 24, 2011.